Exhibit 99.1

   Adept Technology, Inc. Reports First Quarter Fiscal 2007 Results

    Adept Viper(TM) 6-axis Robots and Control Products Grow; Vision
        Software Now Shipping With 50% of all Delivered Systems


    LIVERMORE, Calif.--(BUSINESS WIRE)--Nov. 14, 2006--Adept Technology, Inc. (Nasdaq:ADEP) today announced financial results for its first quarter fiscal 2007, ended September 30, 2006. Revenues were $12.7 million, down 13% from the first quarter of fiscal 2006. This decrease reflected lower sales of remanufactured robots to disk drive manufacturers in the U.S. and Asia, as well as lower than expected sales of Cobra(TM) robots in the United States, as the automotive components market continues to be impacted by downsizing in the domestic automotive industry. Sales of the Company's newer Viper 6-axis robots however were strong, hitting volume target levels five quarters after introduction. Adept also achieved a major breakthrough in vision guided robots, delivering a record 100 vision software units, primarily to high-speed packaging, life science and food applications. Vision software attachment to motion control systems doubled to approximately 50% of all systems delivered, versus 25% twelve months ago.

    Gross margin was 46.5% of revenue in the first quarter of fiscal 2007, compared with 46.8% of revenue in the same quarter of fiscal 2006.

    Operating expenses in the first quarter of 2007 were $7.0 million, including the effect of $268,000 in stock compensation expense, compared with $7.1 million in the same quarter of fiscal 2006, which included the effect of $189,000 in stock compensation expense. Adept recorded a loss from operations of $1.1 million in the first quarter of fiscal 2007, compared with an operating loss of $263,000 in the same quarter of the previous year.

    Interest income of $135,000 was recorded in the first quarter of fiscal 2007, compared with interest expense of $28,000 in the first quarter of fiscal 2006. A currency exchange gain of $167,000 was recorded in the first quarter of fiscal 2007 compared with a loss of currency exchange of $59,000 in the same period of the previous year. The currency exchange gains and losses are primarily related to movements in the euro as compared with the U.S. dollar.

    Adept reported net loss of $785,000 or $0.10 per basic and diluted share for the first quarter of fiscal 2007, versus net loss of $356,000, or $0.06 per basic and diluted share, for the same period of the prior year.

    Adept's cash and short-term investment balance at September 30, 2006 was $10.5 million, as compared to $14.0 million at June 30, 2006. The principal reason for the reduced cash position was a decrease of $1.8 million in accounts payable. Net accounts receivable at September 30, 2006 was $12.4 million, an increase of $786,000 from $11.6 million at June 30, 2006. The increase in receivables is primarily the result of a greater proportion of revenue booked at the end of quarter following the summer holiday period in Europe.

    "Adept made solid progress against our plan to sell universal robot controllers on multi-brand mechanisms with both higher Adept Viper sales and Smart Control(TM) service upgrades in the first quarter of 2007," said Robert Bucher, chief executive officer of Adept. "Target vertical market programs gained traction as well, leveraging Adept's control platform. The continued sales ramp of our integrated vision guidance system software demonstrated the value of Adept vision for high speed packaging, lab automation and the food industry. These strategic market initiatives are reducing our dependence on traditional SCARA (Cobra) robot sales as well as our reliance on the auto parts, electronics and disk drive markets. We have just completed two major trade shows introducing unique 3-D part sorting and now Adept Quattro(TM), the world's fastest packaging robot, as part of a new product portfolio for high-speed material handling and packaging applications. Both depend on precision machine vision and integrated motion with vision guidance. These control products continue to be the basis of our growth and success.

    "We expect that the project to upgrade our international financial and reporting systems will be complete by fiscal year end. Consistent with my previous three years at Adept, and building on the investments we have made in our people, our products and in our sales and services distribution capabilities, Adept expects to generate incremental growth in the second half of the year," concluded Bucher.

    Business Highlights of the First Quarter

    -- Adept signed an OEM agreement with Cool Clean Technologies and received an initial $500,000 order to provide robotics automation and controls for the CleanFlex(TM) cleaning system, an innovative cleaning system for disk drive manufacturers.

    -- Reinforcing Adept's leadership in vision technology, in September the Company introduced AdeptSight 2.0, a powerful expansion of Adept's PC-based machine vision product portfolio. New features and capabilities make it easier to design and use vision guidance and inspection in manufacturing. Included in AdeptSight 2.0 is a new color tool, which allows acquisition and calibration of color images, color matching and color processing.

    -- Further buttressing its lead in advanced robotic vision guidance with AdeptSight 2.0, Adept introduced SmartFeed(TM) application software. SmartFeed technology incorporates both 2D and 3D machine vision into robot guidance. The resulting applications provide high speed material handling and high speed part sorting, inspection and placement. SmartFeed is available with the Adept control platform for use on any Adept or non-Adept robot mechanism.

    Conference Call and Simultaneous Webcast

    Robert Bucher, Chairman and Chief Executive Officer, and Steven Moore, Vice President and Chief Financial Officer, will host an investor conference call today, November 14, 2006, at 9:00 a.m. Eastern Time to review the company's financials and operations for the first quarter of fiscal 2007. The company intends not to provide statements regarding the company's anticipated future financial performance. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five days from Tuesday, November 14, 2006 to Tuesday, November 19, 2006. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. "9743709."

    About Adept Technology, Inc.

    Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    All trade names are either trademarks or registered trademarks of their respective holders.

    Forward-Looking Statements

    This press release contains certain forward-looking statements including statements regarding products, market opportunities and Adept's growth based on its current products, strategy and market presence and completion of its financial and reporting system upgrades, that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our operating results, customers' ability to pay invoices in a timely manner; the risk that some of customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources; the cyclicality of capital spending of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; the need to hire and retain qualified personnel and to complete acquisitions to expand operations; risks associated with variations in our gross margins based on factors which are not always in the company's control or risks related to the company's potential inability to strengthen its internal controls over financial reporting.

    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2006 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors contained therein


                        ADEPT TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                               Three months ended
                                          ----------------------------
                                           September 30,  October 1,
                                              2006           2005
                                          -------------- -------------

Revenues                                  $      12,743  $     14,641
Cost of revenues                                  6,819         7,788
                                          -------------- -------------
Gross margin                                      5,924         6,853
Operating expenses:
    Research, development and engineering         1,721         1,902
    Selling, general and administrative           5,248         5,165
    Amortization of other intangibles                33            49
                                          -------------- -------------
Total operating expenses                          7,002         7,116
                                          -------------- -------------

Operating loss                                   (1,078)         (263)

Interest income (expense), net                      135           (28)
Currency exchange gain (loss)                       167           (59)
                                          -------------- -------------

Loss before income taxes                           (776)         (350)
Provision for income taxes                            9             6
                                          -------------- -------------
Net loss                                  $        (785) $       (356)
                                          ============== =============

    Basic and diluted net loss per share  $       (0.10) $      (0.06)
                                          ============== =============


Basic and diluted number of shares used in
 computing per share amounts:                     7,595         6,173
                                          ============== =============


                        ADEPT TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                         September 30,     June 30,
                                             2006           2006
                                         -------------- --------------
ASSETS

Current assets:
    Cash and cash equivalents            $       2,630  $      10,062
    Short-term investments                       7,887          3,995
    Accounts receivable, less allowance
     for doubtful accounts of $688 at
     September 30, 2006 and $467 at June
     30, 2006                                   12,377         11,591
    Inventories, net                            12,008         11,600
    Prepaid expenses and other current
     assets                                        534            439
                                         -------------- --------------

        Total current assets                    35,436         37,687

                                         -------------- --------------
Property and equipment, net                      2,829          2,596
Goodwill                                         3,176          3,176
Other intangibles, net                               -             34
Other assets                                       229            199
                                         -------------- --------------

        Total assets                     $      41,670  $      43,692
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                     $       5,162  $       6,952
    Accrued warranty expenses                    1,450          1,638
    Other accrued liabilities                    2,404          1,980
                                         -------------- --------------

        Total current liabilities                9,016         10,570

Long term liabilities                              452            433

Total stockholders' equity                      32,202         32,689
                                         -------------- --------------

        Total liabilities and
         stockholders' equity            $      41,670  $      43,692
                                         ============== ==============


    CONTACT: Adept Technology, Inc.
             Steven L. Moore, 925-245-3400 (Chief Financial Officer) investor.relations@adept.com